Exhibit 3.4

CERTIFICATE OF INCORPORATION

OF

FUBOTV INC.

ARTICLE I

SECTION 1.01 Name. The name of the Corporation is FuboTV Inc. (the “Corporation”).

ARTICLE II

SECTION 2.01 Registered Office and Agent. The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

SECTION 3.01 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

SECTION 4.01 Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 7,050,000,000 shares of capital stock, consisting of three classes as follows:

(a) 5,000,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”);

(b) 2,000,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and

(c) 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

SECTION 4.02 Powers and Rights of the Common Stock.

(a) General. Except as otherwise expressly provided in this Certificate of Incorporation (as amended or amended and restated from time to time, this “Certificate of Incorporation”), the powers (including voting powers), preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be in all respects identical.

(b) Voting. Subject to applicable law, Section 4.02(d) and the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, the holders of outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Bylaws of the Corporation (as amended or amended and restated from time to time, the “Bylaws”), or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of Common Stock outstanding in such holder’s name on the stock transfer records of the Corporation.

(c) No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.

(d) Amendments Affecting Stock.

(i) So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the shares of Class A Common Stock then outstanding, voting separately as a single class, (A) alter or change the powers, preferences or special rights of the shares of Class A Common Stock so as to affect them adversely or (B) take any other action upon which class voting is required by applicable law. So long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, (I) alter or change the powers, preferences or special rights of the shares of Class B Common Stock so as to affect them adversely or (II) take any other action upon which class voting is required by applicable law.

(ii) Notwithstanding Section 4.02(d)(i) or anything to the contrary set forth in this Certificate of Incorporation, and irrespective of the provisions of Section 242(b)(2) and Section 242(d)(2) of the DGCL:

(A) the holders of shares of Common Stock shall vote as one class with respect to any proposed amendment to this Certificate of Incorporation that would increase or decrease (x) the number of authorized shares of Common Stock or any class or series thereof, (y) the number of authorized shares of Preferred Stock or any class or series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, with respect to any decrease, not below the number of shares of such class or series of capital stock then outstanding), and the affirmative vote of the holders of a majority of the shares of Common Stock then outstanding shall be required for the approval of any such matter; and

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(B) subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, no separate class or series vote of the holders of shares of any class or series of capital stock of the Corporation shall be required for the approval of any matter contemplated by Section 4.02(d)(ii)(A).

(e) Dividends. Subject to applicable law and the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that without the prior affirmative vote of the holders of a majority of the shares of Class A Common Stock then outstanding and the holders of a majority of the shares of Class B Common Stock then outstanding, each voting separately as a single class, no dividend shall be declared or paid or set apart for payment on the Class A Common Stock in (a) shares of Class A Common Stock or rights, options or warrants to purchase shares of Class A Common Stock unless there shall also be or have been declared and set apart for payment on the Class B Common Stock, a dividend of an equal number of shares of Class B Common Stock or rights, options or warrants to purchase shares of Class B Common Stock or (b) shares of Class B Common Stock or rights, options or warrants to purchase shares of Class B Common Stock. Shares of Class B Common Stock shall be deemed to be a non-economic interest in the Corporation, and the holders of Class B Common Stock shall not be entitled to receive any dividends (including cash, stock or property) in respect of their shares of Class B Common Stock except as expressly provided in this Section 4.02(e).

(f) Stock Splits. Without the prior affirmative vote of the holders of a majority of the shares of Class A Common Stock then outstanding and the holders of a majority of the shares of Class B Common Stock then outstanding, each voting separately as a single class, no reclassification, subdivision or combination shall be effected on the Class A Common Stock or the Class B Common Stock unless the same reclassification, subdivision or combination, in the same proportion and manner, is made on the other class of Common Stock.

(g) Liquidation, Dissolution, etc. Subject to applicable law and the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of any class or series of Preferred Stock then outstanding shall be entitled, the holders of shares of Class A Common Stock shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to stockholders of the Corporation. Without limiting the rights of holders of Paired Interests to have Paired Common Units, together with corresponding Paired Class B Shares, redeemed or exchanged for shares of Class A Common Stock in accordance with the Newco LLC Agreement, the holders of shares of Class B Common Stock shall not be entitled to receive, with respect to such shares, any assets or funds of the Corporation in the event of any dissolution, liquidation or winding up (either voluntary or involuntary) of the Corporation.

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(h) Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), (i) the holders of shares of Class A Common Stock shall be entitled to receive, with respect to such shares, the same per share consideration on a per share basis and (ii) without limiting the rights of holders of Paired Interests to have Paired Common Units, together with corresponding Paired Class B Shares, redeemed or exchanged for shares of Class A Common Stock in accordance with the Newco LLC Agreement, the holders of shares of Class B Common Stock shall not be entitled to receive any consideration in respect of such shares of Class B Common Stock.

(i) No Preemptive Rights. No holder of shares of Common Stock shall be entitled to preemptive rights.

(j) Conversion. Class A Common Stock shall not be convertible into or exchangeable for any other class or series of capital stock of the Corporation.

(k) Restrictions on Issuance and Transfer of Class B Common Stock.

(i) No shares of Class B Common Stock may be issued except to a holder of common units of Newco (“Common Units”) (other than the Corporation) in an amount such that, after the issuance of such shares of Class B Common Stock, such holder holds an equal number of Common Units and shares of Class B Common Stock (as such number may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or the Common Units), unless otherwise provided in the Newco LLC Agreement.

(ii) No shares of Class B Common Stock may be transferred by the holder thereof except (A) pursuant to an exchange or redemption contemplated by Section 4.02(l) or (B) as part of the transfer of a Paired Interest and in accordance with the terms of the Newco LLC Agreement; provided that the restrictions contained in this Certificate of Incorporation shall continue to apply to such shares of Class B Common Stock after any such transfer. The transfer restrictions described in this Section 4.02(k)(ii) are referred to as the “Restrictions”.

(iii) Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall, to the fullest extent permitted by applicable law, be null and void. If, notwithstanding the Restrictions, an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity, whether or not a legal entity (a “Person”), shall, voluntarily or involuntarily, purportedly become or attempt to become the purported transferee of shares of Class B Common Stock (the “Purported Owner”) in violation of the Restrictions, then the Purported Owner shall, to the fullest extent permitted by applicable law, not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall, to the fullest extent permitted by applicable law, not be recognized by the Corporation or its transfer agent.

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(iv) Upon a determination by the Board of Directors that a Person has attempted or is attempting to transfer or to acquire shares of Class B Common Stock, or has purportedly transferred or acquired shares of Class B Common Stock, in violation of the Restrictions, the Board of Directors may take such lawful action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including, to the fullest extent permitted by applicable law, to cause the Corporation’s transfer agent to record the Purported Owner’s transferor as the record owner of the shares of Class B Common Stock, and to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.

(v) Notwithstanding the Restrictions, in the event that any record or beneficial owner of shares of Class B Common Stock is no longer the record or beneficial owner of an equal number of shares of Class B Common Stock and Common Units (as such number may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Common Units), the number of shares of Class B Common Stock registered in the name of such holder or beneficially owned by such holder that exceed the number of Common Units registered in the name of such holder or beneficially owned by such holder shall be automatically (and without further action on the part of the Corporation or such holder) cancelled for no consideration.

(vi) The Board of Directors may, to the fullest extent permitted by applicable law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.02(k) and the Newco LLC Agreement for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.02(k). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Corporation’s transfer agent and shall be made available for inspection by any prospective transferee of shares of Class B Common Stock and, upon written request, shall be mailed or otherwise delivered, as determined by the Corporation, to a holder of shares of Class B Common Stock.

(vii) The Board of Directors shall, to the fullest extent permitted by applicable law, have all powers necessary to implement the Restrictions, including the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(l) Exchange and Cancellation of Class B Common Stock. To the extent that either (i) any holder of shares of Class B Common Stock exercises its right pursuant to the Newco LLC Agreement to have its Paired Common Units redeemed by Newco in accordance with the Newco LLC Agreement or (ii) the Corporation exercises its option pursuant to the Newco LLC Agreement to effect a direct exchange with such holder in lieu of the redemption described in clause (i), then upon the surrender of the shares of Class B Common Stock to be redeemed or exchanged and simultaneous with the payment of, at the Corporation’s election, cash or shares of Class A Common Stock to the holder of such shares of Class B Common Stock by Newco (in the case of a redemption) or the Corporation (in the case of an exchange), the shares of Class B Common Stock so redeemed or exchanged shall be automatically (and without any further action on the part of the Corporation or the holder thereof) cancelled for no consideration.

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(m) Class B Common Stock Legend. All certificates or book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION OF FUBOTV INC., AS AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF FUBOTV INC. AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

(n) Status of Converted, Redeemed, Repurchased or Cancelled Shares. If any share of Class B Common Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, or is cancelled pursuant to this Certificate of Incorporation, the share of Class B Common Stock so acquired or cancelled shall, to the fullest extent permitted by applicable law, be retired and cancelled. Any share of Class B Common Stock so acquired or cancelled shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Class B Common Stock.

SECTION 4.03 Powers and Rights of the Preferred Stock. Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation, number of shares or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall consist of such number of shares, and have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such class or series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such class or series, and the designation thereof, or any of them and to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any class or series so created (except where otherwise provided in the applicable Certificate of Designation governing such class or series), subsequent to the issue of that class or series, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in the Board of Directors, all in accordance with the laws of the State of Delaware.

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ARTICLE V

SECTION 5.01 Reserved Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption or exchange of the outstanding Common Units that are exchangeable for Class A Common Stock, the number of shares of Class A Common Stock that are issuable upon any such redemption or exchange pursuant to the Newco LLC Agreement; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption or exchange of Common Units pursuant to the Newco LLC Agreement by delivering cash in lieu of shares of Class A Common Stock in accordance with the Newco LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock issued pursuant to the Newco LLC Agreement shall, upon issuance, be validly issued, fully paid and non-assessable.

ARTICLE VI

SECTION 6.01 Required Ratio. Subject to applicable law, including any vote of the stockholders required by applicable law, the Corporation:

(a) shall undertake all lawful actions, including any reclassification, dividend, division, combination or recapitalization, necessary to maintain at all times a one-to-one ratio between the aggregate number of outstanding Common Units owned by the Corporation and the aggregate number of outstanding shares of Common Stock (the “Class A Ratio”), disregarding, for purposes of maintaining such ratio, (i) shares of restricted Class A Common Stock issued pursuant to a Corporation equity plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto, (ii) treasury shares, (iii) any non-economic voting shares (including shares of Class B Common Stock) and (iv) Preferred Stock or other debt or equity securities (including warrants, options or rights) issued by the Corporation that are convertible into or exercisable or exchangeable for shares of Common Stock (but in each case solely prior to such conversion, exercise or exchange); provided that the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, shall be contributed by the Corporation to the equity capital of Newco pursuant to the Newco LLC Agreement (clauses (i), (ii), (iii) and (iv), collectively, the “Disregarded Shares”);

(b) shall, in order to maintain at all times the Class A Ratio, disregarding, for purposes of maintaining such ratio, the Disregarded Shares, undertake or authorize any subdivision (by any stock split, distribution, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of outstanding shares of Common Stock if, and only if, Newco shall effect a substantially identical subdivision or combination of outstanding Common Units corresponding to such shares of Common Stock; and

(c) shall not consolidate, merge, combine or consummate one or more other transactions (other than an action or transaction for which an adjustment is otherwise provided in this Section 6.01) in which shares of Class A Common Stock are exchanged for or converted into other securities or the right to receive cash or any other property, unless in connection with any such consolidation, merger, combination or other transaction, the Common Units shall be entitled to be exchanged for or converted into (without duplication of any corresponding shares of Class A Common Stock which the Corporation may elect to issue upon a redemption or exchange of such Common Units by the holder thereof) the same kind and amount of securities, cash or any other property, as the case may be, into which or for which each share of Class A Common Stock that such Common Unit could then be redeemed or exchanged for under the Newco LLC Agreement, is exchanged or converted, in each case to maintain at all times a one-to-one ratio between (x) the securities or rights to receive cash or any other property issuable in such transaction in exchange for or conversion of one share of Class A Common Stock and (y) the securities or rights to receive cash or any other property issuable in such transaction in exchange for or conversion of one Common Unit.

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The foregoing provisions of this Section 6.01 may be waived in any instance (without the necessity of calling, noticing or holding any meeting of stockholders of the Corporation) by the consent or agreement of the holders of a majority in voting power of (i) the Class A Common Stock then outstanding, voting, consenting or agreeing separately as a single class, and (ii) the Class B Common Stock then outstanding, voting, consenting or agreeing separately as a single class.

ARTICLE VII

SECTION 7.01 Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

SECTION 7.02 Number and Election of Directors. The directors shall be elected by the stockholders generally entitled to vote at each annual meeting of the stockholders and shall hold office until the next annual meeting of stockholders and until each of their successors shall have been duly elected and qualified, subject to their earlier death, resignation, disqualification or removal. The election of directors need not be by written ballot unless the Bylaws so provide. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The number of directors on the Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors; provided that such number shall be consistent with the terms of Section 7.03.

SECTION 7.03 Director Designations. (a) The Corporation shall take all Necessary Action to cause the slate of nominees recommended by the Corporation for election as directors to be consistent with this Section 7.03.

(b) As of the Effective Date, the Board of Directors shall consist of nine members comprised of:

(i) five directors designated by Hulu (the “Hulu Affiliated Designees”);

(ii) one additional director designated by Hulu who (A) qualifies as an “independent director” under applicable law, the rules and regulations of the U.S. Securities and Exchange Commission, the rules and regulations of any securities exchange on which the securities of the Corporation are listed or quoted for trading and any corporate governance guidelines of the Corporation and (B) is not employed by Hulu or its Affiliates (the “Hulu Independent Designee” and, together with the Hulu Affiliated Designees, the “Hulu Designees”);

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(iii) two additional directors, each of whom (A) qualifies as an “independent director” under applicable law, the rules and regulations of the U.S. Securities and Exchange Commission, the rules and regulations of any securities exchange on which the securities of the Corporation are listed or quoted for trading and any corporate governance guidelines of the Corporation and (B) is not employed by Hulu or its Affiliates (the “Unaffiliated Independent Designees” and, together with the Hulu Independent Designee, the “Independent Designees”); and

(iv) the Chief Executive Officer of the Corporation.

(c) The initial Chairman of the Board of Directors has been determined by Hulu prior to, and effective as of, the Effective Date. Thereafter, the Board of Directors, in its discretion, may choose a Chairman of the Board of Directors. The Board of Directors shall also have a lead independent director (the “Lead Independent Director”). The initial Lead Independent Director has been determined by the Corporation prior to, and effective as of, the Effective Date. Thereafter, the Independent Designees shall determine which Independent Designee shall serve as the Lead Independent Director.

(d) The initial Unaffiliated Independent Designees have been determined by the Corporation prior to, and effective as of, the Effective Date.

(e) Hulu will be entitled to designate a majority of the members of the Board of Directors in accordance with Section 7.03(b) and Section 7.03(f) unless and until the earlier of (i) the date when Hulu Group Entities cease to collectively own at least 50% of the then-outstanding shares of Common Stock and (ii) the date that is 12 months after Hulu consummates any Competing DMVPD Transaction, if, as of such date, Hulu has not discontinued the operations of or divested (or entered into an agreement to discontinue the operations of or divest) the Competing DMVPD acquired in such Competing DMVPD Transaction (such earlier date, the “Majority Sunset Date”). After the Majority Sunset Date, Hulu’s designation rights under Section 7.03(b)(ii) shall terminate, and Hulu’s designation rights under Section 7.03(b)(i) shall be modified such that Hulu shall be entitled to designate (A) four Hulu Affiliated Designees when Hulu Group Entities collectively own at least 40% of the then-outstanding shares of Common Stock, (B) three Hulu Affiliated Designees when Hulu Group Entities collectively own less than 40% but at least 30% of the then-outstanding shares of Common Stock, (C) two Hulu Affiliated Designees when Hulu Group Entities collectively own less than 30% but at least 20% of the then-outstanding shares of Common Stock, (D) one Hulu Affiliated Designee when Hulu Group Entities collectively own less than 20% but at least 10% of the then-outstanding shares of Common Stock and (E) zero Hulu Affiliated Designees when Hulu Group Entities cease to collectively own at least 10% of the then-outstanding shares of Common Stock (the “Final Sunset Date”), in each case determined as of a record date set in accordance with the Bylaws in connection with a meeting of stockholders called for the purpose of electing directors.

(f) If the size of the Board of Directors shall, without the prior written approval of Hulu, be increased or decreased, Hulu shall have the right to designate one or more members of the Board of Directors such that the total number of directors on the Board of Directors is proportional (rounded up to the nearest whole number) to the number of Hulu Designees, based on the appointment rights set forth in this Section 7.03.

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SECTION 7.04 Vacancies and Newly Created Directorships. (a) Subject to the rights of the holders of any series of Preferred Stock then outstanding, the designation rights of the Unaffiliated Independent Designees pursuant to Section 7.04(b) and the designation rights of Hulu pursuant to Section 7.03(f) and Section 7.04(c), any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification or removal of a director shall be filled solely and exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director so appointed shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

(b) To the extent a vacancy arises from the death, resignation, disqualification or removal of an Unaffiliated Independent Designee prior to the second anniversary of the Effective Date, the other Unaffiliated Independent Designee shall have the right to designate an individual to fill such vacancy, and such vacancy may not be filled by any other Person, and, unless the Majority Sunset Date has occurred, such replacement designee must be an individual who is reasonably acceptable to Hulu. The Corporation shall take all Necessary Action to facilitate the appointment of such replacement designee as promptly as practicable after such designation and, upon such appointment, such replacement designee shall be an Unaffiliated Independent Designee for all purposes hereunder. Notwithstanding the foregoing of this Section 7.04(b), if, prior to the second anniversary of the Effective Date, two vacancies exist at the same time due to the death, resignation, disqualification or removal of each Unaffiliated Independent Designee, such vacancies shall be filled by the Board of Directors solely and exclusively in accordance with Section 7.04(a). On or after the second anniversary of the Effective Date, any vacancies arising from the death, resignation, disqualification or removal of an Unaffiliated Independent Designee shall be filled by the Board of Directors solely and exclusively in accordance with Section 7.04(a).

(c) Hulu shall have the exclusive right to designate any individual to fill any vacancy in the event that such vacancy is created at any time by the death, resignation, disqualification or removal of any Hulu Designee, and such vacancy may not be filled by any other Person; provided that, for the avoidance of doubt, Hulu shall not have the right to designate a replacement director to fill any vacancy to the extent the election or appointment of such replacement director to the Board of Directors would result in the number of Hulu Designees serving on the Board of Directors exceeding the number of Hulu Designees that Hulu is then entitled to nominate for membership on the Board of Directors pursuant to Section 7.03. The Corporation shall take all Necessary Action to facilitate the appointment of such replacement designee as promptly as practicable after such designation and, upon such appointment, such replacement designee shall be a Hulu Designee for all purposes hereunder and, if such replacement designee has been appointed to replace the Hulu Independent Designee, such replacement designee shall also be a Hulu Independent Designee for all purposes hereunder.

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SECTION 7.05 Removals and Resignations of Directors. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding and the remainder of this Section 7.05, and notwithstanding any other provision of this Certificate of Incorporation, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation then generally entitled to vote in the election of directors, voting together as a single class. Notwithstanding the foregoing or anything to the contrary set forth in this Certificate of Incorporation, (a) any Hulu Designee may be removed from the Board of Directors, with or without cause, only if Hulu affirmatively votes its then outstanding shares of capital stock of the Corporation in favor of such removal, (b) for the avoidance of doubt, although Hulu’s shares must be voted in favor of the removal of any Hulu Designee for such removal to be effective, such removal shall not be effective unless the requisite vote of holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation then generally entitled to vote in the election of directors, voting together as a single class, is obtained in accordance with Section 141(k) of the DGCL and (c) the Corporation shall take all Necessary Action to facilitate the removal of any Hulu Designee from the Board of Directors upon satisfaction of the foregoing requirements. Any director may resign at any time upon written notice to the Corporation in accordance with the Bylaws.

SECTION 7.06 Additional Powers. In addition to the powers and authority otherwise conferred upon them by this Certificate of Incorporation or by applicable law, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SECTION 7.07 Committees. Pursuant to the Bylaws, the Board of Directors may establish one or more committees to which may be delegated any or all of the powers and duties of the Board of Directors to the fullest extent permitted by applicable law.

ARTICLE VIII

SECTION 8.01 Director and Officer Liability. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any amendment, repeal or modification of this Section 8.01, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 8.01, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to acts or omissions occurring prior to the time of such amendment, repeal or modification.

ARTICLE IX

SECTION 9.01 Indemnification. The Corporation shall indemnify any present or former officer or director, or Person exercising powers and duties of an officer or director, to the fullest extent now or hereafter permitted by applicable law.

SECTION 9.02 Non-Exclusivity. The rights to indemnification in this Article IX shall not be exclusive of any other right which any Person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.

SECTION 9.03 No Adverse Effect. Any repeal or modification of this Article IX shall not adversely affect any rights to indemnification and to the advancement of expenses of an officer or director of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

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ARTICLE X

SECTION 10.01 Action by Written Consent. Prior to the Majority Sunset Date, any action which is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted. On or after the Majority Sunset Date, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. Notwithstanding the foregoing, any action required or permitted to be taken by any holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such class or series of Preferred Stock, may be taken without a meeting, without prior notice and without a vote, unless expressly prohibited in the resolutions creating such class or series of Preferred Stock.

ARTICLE XI

SECTION 11.01 DGCL Section 203. The Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE XII

SECTION 12.01 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine of the State of Delaware (each, a “Covered Proceeding” and the applicable court referenced in connection therewith, a “Permitted Court”). Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. This Article XII is intended to benefit and may be enforced, to the fullest extent permitted by applicable law, by the Corporation and its officers and directors. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

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SECTION 12.02 Personal Jurisdiction. If any action the subject matter of which is a Covered Proceeding is filed in a court other than a Permitted Court (each, a “Foreign Action”) in the name of any Person (a “Claiming Party”) without the prior approval of the Corporation in a manner described in Section 12.01, such Claiming Party shall be deemed to have consented to (a) the personal jurisdiction of the applicable Permitted Court, in connection with any action brought in any such courts to enforce Section 12.01 (an “Enforcement Action”), and (b) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.

ARTICLE XIII

SECTION 13.01 Corporate Opportunities.

(a) Certain Relationships and Transactions. In recognition of the fact that (i) the Corporation is not a wholly owned subsidiary of any Hulu Group Entity and that Hulu (or other Hulu Group Entities) may continue to be a significant stockholder of the Corporation and a member of Newco, (ii) directors, managers, officers or employees of Hulu Group Entities may serve as directors, managers, officers or employees of Corporation Group Entities, (iii) Hulu Group Entities, directly or indirectly, may engage in the same, similar or related lines of business as those in which Corporation Group Entities, directly or indirectly, may engage or in other business activities that overlap or compete with those in which Corporation Group Entities, directly or indirectly, may engage, (iv) Hulu Group Entities may have an interest in the same areas of corporate opportunity as Corporation Group Entities and (v) as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and obligations of the Corporation and of the Hulu Group Entities, and the duties of any directors, officers or employees of the Corporation who are also directors, managers, officers or employees of any Hulu Group Entity, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for, the Corporation or any other Corporation Group Entity, on the one hand, and any Hulu Group Entity, on the other hand, the provisions of this Section 13.01 shall, to the fullest extent permitted by applicable law, regulate and define the conduct of certain of the business and affairs of the Corporation in relation to the Hulu Group Entities and the conduct of certain affairs of the Corporation as they may involve Hulu Group Entities and directors, managers, officers or employees of Hulu Group Entities, and the powers, rights, duties and liabilities of the Corporation and its directors, officers, employees and stockholders in connection therewith.

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(b) Certain Agreements and Transactions Permitted. The Corporation may from time to time, in accordance with this Certificate of Incorporation, including Section 14.01(a), and the Bylaws, enter into and perform, or cause or permit any other Corporation Group Entity to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with Hulu Group Entities, pursuant to which the Corporation or any other Corporation Group Entity, on the one hand, and one or more Hulu Group Entities, on the other hand, agree to engage in transactions of any kind or nature with each other, including to allocate, and to cause their respective directors, managers, officers or employees (including any who are directors, managers, officers or employees of a Corporation Group Entity and a Hulu Group Entity) to allocate, opportunities between them or to refer opportunities to each other. To the fullest extent permitted by applicable law, no Hulu Group Entity, and no director, manager, officer or employee of the Corporation who is also a director, manager, officer or employee of any Hulu Group Entity, shall have or be under any fiduciary duty to the Corporation or any other Corporation Group Entity to refer any corporate opportunity to the Corporation or any other Corporation Group Entity or to refrain from acting on behalf of the Corporation or any other Corporation Group Entity, or on behalf of such Hulu Group Entity, in respect of any such agreement or transaction or performing any such agreement in accordance with its terms. No such agreement, or the performance thereof, by any Corporation Group Entity, on the one hand, or by any Hulu Group Entity, on the other hand, shall, to the fullest extent permitted by applicable law, be considered contrary to any fiduciary duty that (i) any Hulu Group Entity may be alleged to owe to any Corporation Group Entity or to any stockholder thereof or (ii) any director, manager, officer or employee of any Corporation Group Entity who is also a director, manager, officer or employee of a Hulu Group Entity may be alleged to owe to such Corporation Group Entity or any equityholder thereof.

(c) Authorized Business Activities. To the fullest extent permitted by applicable law, no Hulu Group Entity shall have any duty to communicate information regarding a corporate opportunity to any Corporation Group Entity or to refrain from (i) engaging in the same or similar activities or lines of business as any Corporation Group Entity, (ii) doing business with any client, customer or vendor of any Corporation Group Entity or (iii) employing or otherwise engaging any director, manager, officer or employee of any Corporation Group Entity.

(d) Corporate Opportunities. To the fullest extent permitted by applicable law, except as otherwise agreed in writing between the Corporation and the applicable Hulu Group Entity, in the event that a director, manager, officer or employee of a Corporation Group Entity who is also a director, manager, officer or employee of a Hulu Group Entity acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both a Corporation Group Entity, on the one hand, and such Hulu Group Entity, on the other hand, (i) such director, manager, officer or employee shall have no duty to communicate or present such opportunity to any Corporation Group Entity and shall, to the fullest extent permitted by applicable law, not be liable to any Corporation Group Entity or any equityholder thereof for breach of fiduciary duties as a director, manager, officer or employee of any Corporation Group Entity (or have been deemed to have failed to act in good faith or in the best interests of any Corporation Group Entity) by reason of the fact that (A) such director, manager, officer or employee directs such opportunity to a Hulu Group Entity or otherwise does not present such opportunity to a Corporation Group Entity or (B) a Hulu Group Entity pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not otherwise present such opportunity to a Corporation Group Entity and (ii) the Corporation, on behalf of itself and the other Corporation Group Entities, renounces any interest or expectancy in such opportunity and waives any claim that such opportunity constituted a corporate opportunity that should be presented to the Corporation or any other Corporation Group Entity.

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(e) Delineation of Indirect Interests. To the fullest extent permitted by applicable law, no director, manager, officer or employee of any Corporation Group Entity shall be deemed to have an indirect interest in any matter, transaction or corporate opportunity that may be received or exploited by, or allocated to, any Hulu Group Entity, solely by virtue of being a director, manager, officer or employee of any Hulu Group Entity.

(f) Notice and Consent. To the fullest extent permitted by applicable law, any Person, directly or indirectly, purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this Section 13.01.

(g) Termination. No amendment, repeal, modification, termination or expiration of this Section 13.01, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 13.01, shall eliminate or reduce the effect of this Section 13.01 in respect of any matter occurring prior to such amendment, repeal, modification, termination, expiration or adoption.

ARTICLE XIV

SECTION 14.01 Specified Reserved Matters. In addition to any other approval of the stockholders of the Corporation or the Board of Directors required by this Certificate of Incorporation, the Bylaws or applicable law, the audit committee of the Board of Directors (the “Audit Committee”) shall be responsible for reviewing and approving each of the following matters (each, a “Reserved Matter”), each of which may not be authorized by the Board of Directors without the Audit Committee’s recommendation:

(a) any transaction between any Corporation Group Entity, on the one hand, and any Hulu Group Entity, or any director, officer, employee or “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any Hulu Group Entity, on the other hand;

(b) the entry by any Corporation Group Entity into any carriage agreement with any programmer (other than any Hulu Group Entity, which transaction shall be governed by Section 14.01(a));

(c) solely until the second anniversary of the Effective Date:

(i) any amendment or other modification (including, in each case, by merger, consolidation, division, operation of law or otherwise) to this Certificate of Incorporation, the Bylaws or the Stockholders Agreement;

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(ii) the formation of any new committee of the Board of Directors, including any executive committee (or any similar delegation of authority by the Board of Directors); provided that any such action shall also require the approval of a majority of the Hulu Affiliated Designees; provided further that the formation of any new committee of the Board of Directors that is required by applicable law or the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading shall not require the Audit Committee’s recommendation; and

(iii) any amendment or other modification (including, in each case, by merger, consolidation, division, operation of law or otherwise) to the charter of any existing committee of the Board of Directors; provided that any such action shall also require the approval of a majority of the Hulu Affiliated Designees; and

(d) solely until the Majority Sunset Date, (i) any amendment or other modification (including, in each case, by merger, consolidation, division, operation of law or otherwise) to this Certificate of Incorporation, the Bylaws or the Stockholders Agreement that would adversely affect the rights (economic or otherwise) of the holders of Common Stock hereunder or thereunder (other than any Hulu Group Entity), taken as a whole, in a manner that would be disproportionate as compared to the effect on the Hulu Group Entities which are stockholders of the Corporation, taken as a whole (disregarding, for this purpose, any tax impact specific to any individual holder of Common Stock), or (ii) any other amendment of or modification to (A) the Corporation’s jurisdiction of incorporation, (B) Section 7.02, Section 7.03, Section 7.04, Section 7.05, Section 11.01, Section 13.01, this Section 14.01, Section 15.01 or Section 16.01 of this Certificate of Incorporation, (C) Section 3.01, Section 3.10(a) or Section 9.01 of the Bylaws, (D) Section 2.01, Section 3.01 or Section 3.02 of the Stockholders Agreement or (E) any definitions directly or indirectly applicable to the provisions referenced in this Section 14.01(d).

SECTION 14.02 Other Specified Reserved Matters. In addition to any other approval of the stockholders of the Corporation or the Board of Directors required by this Certificate of Incorporation (including pursuant to Article XV or Article XVI), the Bylaws or applicable law, until the Final Sunset Date, the prior written approval of Hulu shall be required for the Corporation to implement any amendment or other modification (including, in each case, by merger, consolidation, division, operation of law or otherwise) to this Certificate of Incorporation or the Bylaws that would adversely affect the rights (economic or otherwise) of the Hulu Group Entities hereunder or thereunder in a manner that would be disproportionate as compared to the effect on the other holders of Common Stock (disregarding, for this purpose, any tax impact specific to any individual holder of Common Stock).

ARTICLE XV

SECTION 15.01 Amendments to Bylaws. Except as otherwise set forth in this Certificate of Incorporation, (a) the Board of Directors is expressly empowered to adopt, amend, alter, change or repeal the Bylaws and (b) the stockholders shall also have power to adopt, amend, alter, change or repeal the Bylaws upon the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation then generally entitled to vote thereon, voting together as a single class; provided that no Bylaws hereafter adopted shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

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ARTICLE XVI

SECTION 16.01 Amendments to Certificate of Incorporation. Subject to Section 14.01, the Board of Directors is expressly authorized, at any time and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed in this Certificate of Incorporation or applicable law, and all rights herein conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to such reservation.

ARTICLE XVII

SECTION 17.01 Certain Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meanings.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Certificate of Incorporation, the Corporation, Newco and their respective Subsidiaries, on the one hand, shall be deemed to not be Affiliates of Disney and its other Subsidiaries (including Hulu), on the other hand, and vice versa.

“Competing DMVPD” means any digital streaming linear multichannel programming service that includes at least three broadcast networks and at least 20 cable networks; provided that the digital streaming service operated by ESPN shall not constitute a Competing DMVPD.

“Competing DMVPD Transaction” means any merger, acquisition, business combination or other similar transaction with any Target that, as of the execution of one or more definitive agreements providing for such merger, acquisition, business combination or other similar transaction, (a) operated a Competing DMVPD at any time during the immediately preceding four-fiscal quarter period and (b) derived less than 50% of its LTM EBITDA from operating such Competing DMVPD.

“Corporation Group Entities” means, collectively, the Corporation, Newco or any of their respective Subsidiaries. For the avoidance of doubt, no Hulu Group Entity shall be a Corporation Group Entity.

“Disney” means The Walt Disney Company, a Delaware corporation.

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“EBITDA” means, for any period, (a) net income or net loss, as the case may be, of a Target, for such period, as determined in accordance with GAAP, plus (b) the sum of all amounts which, in the determination of such net income or net loss, as the case may be, for such period, have been deducted for (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense and (v) any material non-cash charges (including impairments and fair value adjustments, other non-cash restructuring activities, accounting changes or material infrequent and nonrecurring items), in the case of clauses (b)(i) through (b)(v), as determined in accordance with GAAP.

“Effective Date” means the date that this Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Hulu” means Hulu, LLC, a Delaware limited liability company.

“Hulu Group Entities” means, collectively, Hulu and its Affiliates. For the avoidance of doubt, no Corporation Group Entity shall be a Hulu Group Entity.

“LTM EBITDA” means, with respect to any Target and as of any measurement date, such Target’s EBITDA for the immediately preceding four-fiscal quarter period.

“Necessary Action” means all actions (to the extent such actions are not prohibited by applicable law and are within the Corporation’s control, and in the case of any action that requires a vote or other action on the part of the Board of Directors to the extent such action is consistent with fiduciary duties that the Corporation’s directors may have) necessary to cause such result, including (i) calling meetings of stockholders or soliciting written consents of stockholders (as permitted by this Certificate of Incorporation), (ii) assisting in preparing or furnishing forms of ballots, proxies, consents or similar instruments, if applicable, in each case, with respect to shares of Common Stock, and facilitating the collection or processing of such ballots, proxies, consents or instruments, (iii) executing agreements and instruments, (iv) making, or causing to be made, with any government, governmental department or agency, or political subdivision thereof, all filings, registrations, or similar actions that are required to achieve such result and (v) nominating or appointing, or taking steps to cause the nomination or appointment of, certain persons (including to fill vacancies) and providing the highest level of support for the election or appointment of such persons to the Board of Directors or any committee thereof, including in connection with any annual or special meeting of stockholders of the Corporation.

“Newco” means Fubo Operations LLC, a Delaware limited liability company.

“Newco LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Newco, dated as of the Effective Date, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

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“Paired Class B Shares” has the meaning ascribed to it in the Newco LLC Agreement.

“Paired Common Units” has the meaning ascribed to it in the Newco LLC Agreement.

“Paired Interests” has the meaning ascribed to it in the Newco LLC Agreement.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the Effective Date, by and between Hulu and the Corporation, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person). Notwithstanding the foregoing, for purposes of this Certificate of Incorporation, the Corporation, Newco and their respective Subsidiaries, on the one hand, shall be deemed to not be Subsidiaries of Hulu or any direct or indirect parent company thereof (including Disney) or any other Subsidiary of any such parent company, on the other hand.

“Target” means any Person, business or portion thereof.

ARTICLE XVIII

SECTION 18.01 Severability. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Certificate of Incorporation (including each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.

SECTION 18.02 Interpretation. When a reference is made in this Certificate of Incorporation to an Article or Section, such reference shall be to an Article or Section of this Certificate of Incorporation unless otherwise indicated. The words “includes” and “including” when used herein shall not be deemed to be terms of limitation, but rather shall be deemed in each case to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning as the word “shall”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. The headings contained in this Certificate of Incorporation are for reference purposes only and shall not affect in any way the meaning or interpretation of this Certificate of Incorporation. References to “hereof”, “herein”, “hereunder” and words of similar import refer to this Certificate of Incorporation as a whole and not to any particular provision of this Certificate of Incorporation. The definitions contained in this Certificate of Incorporation are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References to a Person are also to its permitted successors and assigns. References to “$” means U.S. dollars.

ARTICLE XIX

SECTION 19.01 The name and mailing address of the incorporator is: David Gandler, 1290 Avenue of the Americas, 9th Floor, New York, NY 10104.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Incorporation to be executed on October 29, 2025.

FUBOTV INC.

By:	/s/ David Gandler
Name:	David Gandler
Title:	Incorporator

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